Exhibit 10(v)

W.W. GRAINGER, INC.

EXECUTIVE DEATH BENEFIT PLAN

As amended and restated effective January 1, 2008

ARTICLE 1

PURPOSE

1.1  Purpose. The purpose of this W.W. GRAINGER, INC. EXECUTIVE DEATH BENEFIT PLAN (the “Plan”) is to improve and maintain relations with a select group of management employees (the “key employees”), to induce them to remain employed by W.W. Grainger, Inc., its divisions or subsidiaries, and to provide an incentive to them to not enter into competitive employment or engage in a competitive business by providing supplemental survivor security benefits. All benefits hereunder shall be paid solely from the general assets of the Company, and the right of any Participant or Beneficiary to receive payments under this Plan shall be as an unsecured general creditor of the Company. This Plan, as amended and restated, is intended to comply with the requirements of Code Section 409A, and shall apply to any Participant whose full benefit under the Plan was not vested and finally determinable as of December 31, 2004. For any Participant whose full benefit under the Plan was vested and finally determinable on or before December 31, 2004, such benefit shall be governed by the terms of the Plan as in effect on such date.

1.2  Construction. In construing the terms of the Plan, the primary consideration shall be the Plan’s stated purpose, i.e., to provide certain disability and survivors’ benefits and to supplement certain benefits from the Company’s Group Insurance Plans.

ARTICLE 2

DEFINITIONS AND DESIGNATIONS

2.1  “Annual Compensation” shall mean the sum of:

(a)  the annual salary of the Participant determined by the Board of Directors of the Company in effect on the Date Creating an Entitlement, and

(b)  the Participant’s target bonus under the Company’s Management Incentive Program (which term shall be deemed to include such equivalent incentive bonus programs as the Committee may recognize for purposes of this Plan) for the calendar year in which the Date Creating an Entitlement occurs.

2.2  “Average Monthly Earnings” shall mean Annual Compensation divided by twelve (12).

2.3  “Committee” shall mean the Compensation Committee of Management described in Article VII hereof.

2.4  “Company” shall mean W.W. Grainger, Inc., an Illinois corporation, and its divisions and subsidiaries.

2.5  “Date Creating an Entitlement” shall mean the Participant’s date of death for benefits described in Section 4.1 or date of Separation from Service for benefits described in Section 4.3. Notwithstanding, if a Participant’s annual salary and/or target bonus under the Company’s Management Incentive Program is significantly decreased while such Participant continues to be employed in good standing by the Company, the Committee may, in its sole discretion, define Date Creating an Entitlement for that Participant as the day immediately prior to the effective date of such decrease.

2.6  “Disability” shall mean:

(a)  The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)  The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s short term or long term disability plan; or

(c)  The Participant is determined to be totally disabled by the Social Security Administration; or

(d)  The Participant is determined to be “disabled” under the Company’s long term disability plan, provided that the definition of “disabled” under such long term disability plan complies with the requirements of subsections (i) and (ii) above.

2.7  “Early Retirement Date” shall mean the earliest of the date on which the Participant:

(a)  attains age sixty (60),

(b)  attains age fifty-five (55) or older after completing ten (10) Years of Service,

(c)  completes twenty-five (25) Years of Service, or

(d)  incurs a Disability.

2.8  “Forfeiting Act” shall mean the Participant’s fraud, dishonesty, willful destruction of Company property, revealing Company trade secrets, acts of competition against the Company or acts in aid of a competitor of the Company.

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2.9  “Group Life Insurance Plan” shall mean the Company’s Group Term Life and Accidental Death and Dismemberment Insurance Plan (or equivalent program as recognized by the committee for purposes of this plan), as amended from time to time.

2.10  “Normal Retirement Date” shall mean the date on which the Participant attains age sixty-five (65).

2.11  “Participant” shall mean a person designated as such under Article III of the Plan.

2.12  “Plan” shall mean the W.W. Grainger, Inc. Executive Death Benefit Plan.

2.13  “Separation from Service” shall mean the Participant’s death, retirement or other termination of employment with the Company and all Affiliates. For purposes of this definition, a “termination of employment” shall occur when the facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services would be performed by the employee for the Company and any Affiliate after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor), would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or full period of services to the Company and all Affiliates if the employee has been providing services to the Company less than thirty-six (36) months).

2.14  “Years of Service” shall mean years that a Participant hereunder is “eligible” under the W.W. Grainger, Inc. Employees Profit Sharing Plan or such equivalent retirement program as the committee may recognize for purposes of this Plan.

ARTICLE 3

PARTICIPATION

3.1  Eligibility to Participate. An Employee of the Company shall become eligible to be a Participant in the Plan by designation of the Committee. The Committee shall make such designation, specifying the effective date of the Participant’s eligibility. The Committee shall notify each Participant of his eligibility date. Each designated Employee shall furnish such information and perform such acts as the Committee may require prior to becoming a Participant.

3.2  Re-Employment. Any Participant who terminates employment shall not be eligible to participate in the Plan on re-employment unless the Committee so determines. In such event, the Committee shall specify the effective date of the Participant’s renewed eligibility. The Committee shall notify each re-employed former Participant of his eligibility, of the effective date and of the conditions of participation.

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ARTICLE 4

DEATH BENEFITS

4.1  Death During Employment. If a Participant’s death occurs while he is in the employ of the Company, his Beneficiary shall receive a monthly payment in an amount equal to:

(a)  fifty percent (50%) of the Participant’s Average Monthly Earnings as defined under the Plan on the Date Creating an Entitlement, which payments shall commence on the first day of the month following the Participant’s death and end as of the date on which the 120th monthly payment is made; or

(b)  for a Participant who was a Participant on the effective date of the First Amendment of the Plan [May 8, 1995], and notwithstanding anything to the contrary in section 8.2:

(i)  fifty percent (50%) of the Participant’s Average Monthly Earnings as defined under the Plan on the Date Creating an Entitlement, determined without regard to Section 2.1(b).

(ii)  which payment shall commence on the first day of the month following the Participant’s death and end as of the later of the date the Participant would have attained age 65 or the date on which the 120th monthly payment is made, if the benefit so calculated would have a greater present value on the date of the Participant’s death than the benefit calculated under paragraph (a) next above. The Committee shall use reasonable and consistent assumptions to determine present values.

4.2  Additional Death Benefit. The Company will maintain death benefit coverage for each Participant in the amount of fifty thousand dollars ($50,000) under the Company’s Group Life Insurance Plan. Payment of such benefit shall be made in accordance with the provisions of the Group Life Insurance Plan.

4.3  Death After Retirement. If a Participant incurs a Separation from Service on or after an Early Retirement Date, or on or after his Normal Retirement Date, and dies after such Separation from Service, the Company will pay to his Beneficiary a lump sum death benefit equal to one hundred percent (100%) of his Annual Compensation as defined under the Plan on the Date Creating an Entitlement. Such death benefit amount shall be increased to reflect estimated federal income tax payable on such death benefit, based on the then maximum tax rate, determined in accordance with rules established from time to time by the Committee, provided that in no event shall the death benefit exceed two hundred percent (200%) of Annual Compensation.

4.4  Cashout of Death Benefit Upon Retirement. If a Participant incurs a Separation from Service on or after an Early Retirement Date, or on or after a Normal Retirement Date, the Participant shall receive, if previously elected on a form approved by the Committee, a lump sum benefit equal to the present value [determined using an annualized interest rate factor of six percent (6%)] of the death benefit that would have been payable on behalf of such Participant

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under Section 4.3 if such Participant had died at age eighty (80), increased to reflect estimated federal income tax as provided in Section 4.3. A Participant’s election under this Section 4.4 shall be irrevocable and shall not be given effect unless it is submitted to the Committee or its designee prior to the Participant’s Separation from Service and on or before December 31, 2008; provided that any election made on or prior to December 31, 2008 may only apply to amounts that would not otherwise be payable during the year in which the election is made and may not cause an amount to be paid in the year in which the election is made that would otherwise not be paid in that year. For any Participant who becomes covered under this Plan on or after January 1, 2009, such designation must be made within 30 days after being designated a Participant by the Committee. The lump sum benefit payable under this Section 4.4, if properly elected, shall be paid within ninety (90) days after the end of the second calendar quarter in which Separation from Service occurs; provided that such payment shall not be made earlier than six (6) months and one (1) day after such Separation from Service. Following payment of a benefit under this Section 4.4, no additional benefits shall be payable to or on behalf of a Participant under this Plan.

4.5  Death After Termination of Employment. Except as provided in Section 4.3, no benefits shall be payable to or on behalf of a Participant whose death occurs subsequent to his Termination of Employment.

4.6  Benefit Upon Change in Control. Upon a Change in Control (as defined in Section 2.8 of the W.W. Grainger, Inc. 2005 Incentive Plan, as may be amended from time to time), that is also a change in the ownership or effective control of the Company (as defined in Treasury Regulation §1.409A-3(i)(5)) for each Participant who then has reached his Early Retirement Date or Normal Retirement Date, the Company immediately will pay to such Participant a lump sum benefit equal to the present value (determined using 120% of the applicable federal rate as defined under Section 1274 of the Internal Revenue Code and published periodically by the Internal Revenue Service) of the death benefit that would have been payable on behalf of such Participant under Section 4.3 if such Participant had died at age eighty (80). In determining whether a Participant has reached his Early Retirement Date or Normal Retirement Date for purposes of this Section 4.6, the Participant’s age and Years of Service each shall be deemed increased by three (3) years. Following payment of a benefit under this Section 4.6, no additional benefits shall be payable to or on behalf of a Participant under this Plan.

ARTICLE 5

BENEFICIARIES

5.1  Designation by Participant. Each Participant may designate a Beneficiary or Beneficiaries who shall, upon his death, receive the death benefits, if any, payable pursuant to Sections 4.1 and 4.3. The Participant’s Beneficiary under this Plan shall be the Beneficiary designated by the Participant in the Special Beneficiary Designation filed under the Company’s Group Life Insurance Plan unless the Participant files a written notice of a different Beneficiary Designation in such form as the Committee requires. The form may include contingent Beneficiaries. A Beneficiary Designation shall be effective when filed during the Participant’s life, in accordance with applicable Company procedures, and shall cancel and revoke all prior designations.

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5.2  Payment of Benefits Upon Death - Other Beneficiary. If no primary or contingent Beneficiary survives a Participant or if no Beneficiary Designation is in effect upon his death, then the payments shall be made to the deceased Participant’s spouse. If his spouse does not survive him, then payments shall be made to the Participant’s descendants who survive him by right of representation; or if no descendants of the Participant survive him, then to his estate. In the event any person entitled to receive benefits in accordance with this Section dies prior to his receipt of all of the benefits to which he is entitled, the balance of such benefits, if any, shall be payable to the next class of recipients.

5.3  Minors and Persons Under Legal Disability. Benefits payable to a minor or a person under a legal disability shall be paid in a manner determined appropriate by the Committee.

ARTICLE 6

CLAIMS PROCEDURE

6.1  Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to any member of the Committee. If such claim for benefits is wholly or partially denied by the Committee Members, the Committee Members shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

(a)  the specific reason or reasons for denial of the claim,

(b)  a reference to the relevant Plan provisions upon which the denial is based,

(c)  a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and

(d)  an explanation of the Plan’s claim review procedure.

6.2   Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within ninety (90) days file a written request to the full Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant’s appeal of the denial of his claim, he may review relevant documents and may submit issues and comments in writing.

6.3   Decision Upon Review of Denial of Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60)-day period shall be extended to one hundred twenty (120) days. Such decision shall:

(a)  include specific reasons for the decision,

(b)  be written in a manner calculated to be understood by the claimant, and

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(c)  contain specific references to the relevant Plan provisions upon which the decision is based.

ARTICLE 7

COMMITTEE

7.1  General Rights, Powers and Duties of the Committee. The Compensation Committee of Management shall be the Named Fiduciary and Committee responsible for the management, operation and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

(a)  to adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

(b)  to enforce the Plan in accordance with its terms and any rules and regulations it establishes;

(c)  to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

(d)  to construe and interpret the Plan and to resolve all questions arising under the Plan;

(e)  to direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

(f)  to employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be employed by or represent the Company; and

(g)  to be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

7.2  Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant’s period of employment, termination of employment and the reason therefor, leave of absence, re-employment, Years of Service, personal data, and Compensation or bonus reductions. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

7.3  Responsibility. No member of the Committee or of the Board of Directors of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

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ARTICLE 8

AMENDMENT AND TERMINATION

8.1  Amendment. The Plan may be amended in whole or in part by the Company at any time by a resolution of the Board of Directors delivered to the Committee; provided, however, that no amendment of the Plan adopted on or after the date of a Change in Control shall (i) adversely affect the eligibility of any Participant to continue to qualify as a Participant or (ii) eliminate, reduce or otherwise adversely affect the amount or terms of benefits payable to or on behalf of any Participant.

8.2  Right to Terminate Plan. The Company reserves the right to reduce or terminate benefits under the Plan with regard to any or all Participants at any time before the date of a Change in Control by a resolution of the Board of Directors delivered to the Committee; provided however, that both before and after a Change in Control, a Beneficiary receiving benefits payable by the Plan shall continue to receive such benefits, and further provided, that at any time before the date of a Change in Control, the Company may not terminate its obligation to pay the death benefit to the Beneficiary of a Participant who:

(a)  already has incurred a Separation from Service after his Early or Normal Retirement Date, or

(b)  is still an active Employee but has attained an Early Retirement Date.

The amount of the benefit payable in the event clause (b) above is applicable shall be determined as if the date of the reduction in benefits or termination of the Plan is a Date Creating an Entitlement. The Committee shall notify any Participant affected by such reduction of termination or such action and its effective date within thirty (30) days after it receives notice from the Company. Notwithstanding the foregoing, on and after the date of a Change in Control, the provisions of Section 4.5 shall be applicable, rather than the foregoing provisions of this Section 8.2, with respect to participants who are then living.

ARTICLE 9

MISCELLANEOUS

9.1  No Funding nor Guarantee. This plan is unfunded. Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind. The rights of Participants and of any Beneficiary shall be no greater than the rights of unsecured general creditors of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company will be sufficient to pay any benefit to any person.

9.2  Inalienability of Benefits. The right of any Participant or Beneficiary to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation, pledge, assignment, garnishment, sequestration or other legal or equitable process. Any attempt to transfer, alienate, pledge, assign or otherwise dispose of such right or any attempt to subject such right to attachment, execution, garnishment, sequestration or other legal or equitable process shall be null and void.

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9.3  No Implied Rights. Neither the establishment of the Plan nor any modification thereof shall be construed as giving any Participant, Beneficiary or other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Company in accordance with the terms and provisions of the Plan.

9.4  Forfeiture for Cause. Notwithstanding any other provisions of this Plan to the contrary, if the Participant commits one or more Forfeiting Acts during his employment with the Company, all benefits due the Participant or his Beneficiary shall be forfeited. This provision shall apply regardless of the date the Company first learns of the occurrence of a Forfeiting Act.

9.5  Binding Effect. The provisions of the Plan shall be binding on the Company, the Committee and all persons entitled to benefits under the Plan, together with their respective heirs, legal representatives and successors in interest.

9.6  Governing Laws. The Plan shall be construed and administered according to the laws of the State of Illinois.

9.7  Number and Gender. Whenever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine or neuter.

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